EXHIBIT 99.1

DIRECTV HOLDINGS LLC

INDEX TO FINANCIAL INFORMATION DISCLOSURE TO HOLDERS

OF 8 3/8% SENIOR NOTES DUE 2013

DIRECTV HOLDINGS LLC

ITEM 1.    FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(dollars in millions)
Revenues	$1,800.2	$1,549.6	$3,508.3	$3,015.4
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	702.9	623.0	1,398.4	1,227.4
Subscriber service expenses	150.8	150.4	307.2	297.7
Subscriber acquisition costs:
Third party customer acquisitions	306.1	320.8	619.2	682.5
Direct customer acquisitions	69.5	36.4	137.2	65.8
Retention, upgrade and other marketing costs	88.7	116.4	182.5	194.0
Broadcast operations expenses	38.2	29.3	72.1	60.2
General and administrative expenses	119.2	116.7	236.5	237.5
Depreciation and amortization expense	124.1	96.0	248.5	181.1

Total Operating Costs and Expenses	1,599.5	1,489.0	3,201.6	2,946.2

Operating Profit	200.7	60.6	306.7	69.2
Interest expense, net	(57.3)	(26.7)	(86.5)	(54.8)
Other loss, net	(2.9)	(0.1)	(4.0)	(0.3)

Income Before Income Taxes	140.5	33.8	216.2	14.1
Income tax expense	(52.7)	(12.6)	(81.1)	(5.3)

Net Income	$87.8	$21.2	$135.1	$8.8

Reference should be made to the Notes to the Consolidated Financial Statements.

DIRECTV HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2003	December 31, 2002
	(dollars in millions)
ASSETS
Current Assets
Cash and cash equivalents	$324.5	$14.1
Accounts receivable, net of allowances of $54.8 and $54.3	447.7	506.7
Inventories, net	98.9	62.6
Prepaid expenses and other	480.2	545.8

Total Current Assets	1,351.3	1,129.2
Satellites, net	1,001.0	1,011.3
Property, net	748.0	838.6
Goodwill, net	2,890.8	2,888.5
Intangible Assets, net	586.7	623.7
Other Assets	115.5	87.3

Total Assets	$6,693.3	$6,578.6

LIABILITIES AND OWNER’S EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,167.0	$1,139.2
Unearned subscriber revenue	144.8	156.6
Current portion of long-term debt	16.0	—

Total Current Liabilities	1,327.8	1,295.8
Long-Term Debt	2,609.0	—
Other Liabilities and Deferred Credits	411.8	477.6
Deferred Income Taxes	245.0	246.7
Commitments and Contingencies
Owner’s Equity
Capital stock and additional paid-in capital	2,788.3	5,385.1
Accumulated deficit	(688.6)	(823.7)

Subtotal Owner’s Equity	2,099.7	4,561.4

Accumulated Other Comprehensive Loss
Accumulated unrealized losses on securities	—	(2.9)

Total Owner’s Equity	2,099.7	4,558.5

Total Liabilities and Owner’s Equity	$6,693.3	$6,578.6

Reference should be made to the Notes to the Consolidated Financial Statements.

DIRECTV HOLDINGS LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2003	2002
	(dollars in millions)
Cash Flows from Operating Activities
Net Cash Provided by (Used in) Operating Activities	$414.4	$(39.0)

Cash Flows from Investing Activities
Expenditures for property and equipment	(74.9)	(144.1)
Expenditures for satellites	(35.2)	(70.9)

Net Cash Used in Investing Activities	(110.1)	(215.0)

Cash Flows from Financing Activities
Net cash contribution from Parent	4.9	262.8
Cash proceeds from financing transactions	2,625.0	—
Distribution to Parent	(2,558.5)	—
Debt issuance costs	(65.3)	—

Net Cash Provided by Financing Activities	6.1	262.8

Net increase in cash and cash equivalents	310.4	8.8
Cash and cash equivalents at beginning of the period	14.1	15.4

Cash and cash equivalents at end of the period	$324.5	$24.2

Supplemental Cash Flow Information
Interest paid	$38.0	$115.1
Income taxes paid	$36.0	—

Reference should be made to the Notes to the Consolidated Financial Statements.

DIRECTV HOLDINGS LLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1:    Basis of Presentation and Description of Business

On June 11, 2002, Hughes Electronics Corporation (“Hughes” or “Parent”) established DIRECTV Holdings LLC (“DIRECTV Holdings” or “DIRECTV”). Upon establishing DIRECTV Holdings, Hughes contributed its wholly-owned subsidiary, DIRECTV Enterprises, LLC and its subsidiaries (“DTVE”), to DIRECTV Holdings along with certain premium subscription programming contracts that it acquired from United States Satellite Broadcasting Company, Inc. (“USSB”) in May 1999. The formation of DIRECTV Holdings is the result of transfers of net assets by entities under common control. Therefore, the financial statements reflect Hughes’ historical cost basis in the net assets and the consolidated results of operations associated with the net assets since the date of their original acquisition by Hughes.

DIRECTV Holdings is a wholly-owned subsidiary of Hughes, which is a wholly-owned subsidiary of General Motors Corporation (“GM”). DTVE’s wholly-owned subsidiaries consist of DIRECTV Operations, LLC, DIRECTV Merchandising, Inc., DIRECTV Customer Service, Inc., USSB II, Inc., RSG Resource Supply GmbH, and DIRECTV, Inc.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial reporting. In the opinion of management, all adjustments (consisting only of normal recurring items) which are necessary for a fair presentation have been included. The results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year. For further information, refer to DIRECTV Holdings’ consolidated financial statements and notes thereto for the year ended December 31, 2002 included in Hughes’ Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on February 26, 2003. Also, refer to DIRECTV Holdings’ unaudited consolidated financial statements and notes thereto for the three months ended March 31, 2003 included in Hughes’ Current Report on Form 8-K filed with the SEC on May 13, 2003.

Through February 28, 2003, DIRECTV participated in the centralized cash management system of Hughes, wherein cash receipts were transferred to and cash disbursements were funded by Hughes on a daily basis. The amount of cash and cash equivalents reported by DIRECTV prior to February 28, 2003 represented amounts held outside of the cash management system.

The net cash activity associated with Hughes, which includes the activity associated with the cash management system and Hughes’ funding of DIRECTV payroll, was recorded as a net capital contribution from or distribution to Parent. The net cash activity with Hughes was recorded as a net capital contribution from Parent and amounted to $4.9 million and $262.8 million for the six months ended June 30, 2003 and 2002, respectively.

During the first quarter of 2003, DIRECTV raised approximately $2,625.0 million of cash through a series of financing transactions that are described in Note 7. Substantially all of the cash proceeds from the financing transactions, which amounted to $2,558.5 million, net of estimated debt issuance costs, were distributed to Hughes in the first quarter of 2003 and recorded as a distribution to Parent. DIRECTV’s future cash requirements will be funded from cash on-hand, cash generated from operations or additional borrowings, as needed.

News Corporation Transactions

On April 9, 2003, GM, Hughes and The News Corporation Limited (“News Corporation”) announced the signing of definitive agreements that provide for, among other things, the split-off of Hughes from GM and the simultaneous sale of GM’s approximately 19.8% retained economic interest in Hughes to News Corporation. GM would receive approximately $3.84 billion, comprised of approximately $3.07 billion in cash and the remainder payable in News Corporation preferred American Depositary Shares and/or cash, at News Corporation’s election. Immediately after the split-off, News Corporation would acquire an additional approximately 14.2% of the outstanding Hughes common stock from the former GM Class H common stockholders through a merger of a wholly-owned subsidiary of News Corporation with and into Hughes, which would provide News Corporation with a total of 34% of the outstanding capital stock of Hughes. In addition, GM would receive a special cash dividend from Hughes of $275 million in connection with the transactions. Hughes expects to pay this dividend using available cash balances.

If the News Corporation transactions are completed, Mr. K. Rupert Murdoch, chairman and chief executive officer of News Corporation, would become chairman of Hughes, and Mr. Chase Carey, who is currently serving as a director of and an advisor to News Corporation, would become president and chief executive officer of Hughes. Mr. Eddy Hartenstein, chairman and chief executive officer of DIRECTV and senior executive vice president of Hughes, would be named vice chairman of Hughes. Hughes would have 11 directors, the majority of whom would be independent directors.

The News Corporation transactions are subject to a number of conditions, including, among other things, obtaining U.S. antitrust and Federal Communications Commission approvals, approval by a majority of each class of GM common stockholders – GM $1-2/3 and GM Class H – voting both as separate classes and together as a single class based on their respective voting power and a favorable ruling from the Internal Revenue Service that the split-off of Hughes from GM would be tax-free to GM and its stockholders for U.S. federal income tax purposes. No assurances can be given that the approvals will be obtained or the transactions will be completed.

The completion of the News Corporation transactions will not result in a change of control as defined in the senior secured credit facility or the indenture governing the senior notes.

New Accounting Standards

On February 1, 2003, DIRECTV adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” (“FIN 46”). FIN 46 requires the consolidation of a variable interest entity (“VIE”) where an equity investor achieves a controlling financial interest through arrangements other than voting interests, and it is determined that the investor will absorb a majority of the expected losses and/or receive the majority of residual returns of the VIE. An entity is deemed a VIE if, by intention, the equity investment at risk by the investor is insufficient to permit the VIE to finance its activities without additional subordinated financial support, and under certain other circumstances. The determination as to whether an investment is an investment in a VIE is based on the circumstances on the date of investment or when certain events occur that would indicate a potential change in a previous determination. The adoption of FIN 46 did not have a material impact on DIRECTV’s results of operations or financial position.

In November 2002, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will apply to revenue arrangements entered into after June 30, 2003; however, upon adoption, the EITF allows the guidance to be applied on a retroactive basis, with the change, if any, reported as a cumulative effect of accounting change in the consolidated statements of operations. The adoption of EITF Issue No. 00-21 on July 1, 2003, as required, is not expected to have a material impact on DIRECTV’s results of operations or financial position.

Note 2:    Stock-Based Compensation

At times, Hughes issues GM Class H common stock options to employees, including DIRECTV employees. Beginning in the first quarter of 2003, DIRECTV adopted the fair value based method of accounting for stock -based employee compensation of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation” and the disclosure requirements of SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS No. 123.” DIRECTV elected to follow the prospective method of adoption, which will result in the recognition of fair value based compensation cost in the consolidated statements of operations for stock options, and other stock-based awards, granted to employees on or after January 1, 2003. Stock options granted prior to January 1, 2003 continue to be accounted for under the intrinsic value method of Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees” in the consolidated statements of operations. No stock options were granted to DIRECTV employees during the first six months of 2003.

The following table presents the effect on earnings of recognizing compensation cost as if the fair value based method had been applied to all outstanding and unvested stock options and other stock-based awards:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(dollars in millions)
Net income, as reported	$87.8	$21.2	$135.1	$8.8
Add: Stock compensation costs, net of taxes, included above	1.2	0.6	1.6	0.8
Less: Stock compensation costs, net of taxes, under the fair value based method	(6.6)	(12.1)	(15.0)	(27.2)

Pro forma net income (loss)	$82.4	$9.7	$121.7	$(17.6)

The proforma amounts for compensation costs are not necessarily indicative of the amounts to be reported in future periods.

Note 3:    Inventories

Major Classes of Inventories

	June 30, 2003	December 31, 2002
	(dollars in millions)
Raw materials	$14.0
Work in process	4.6
Finished goods	81.5	$64.2
Reserve for excess and obsolete inventory	(1.2)	(1.6)

Inventories, net	$98.9	$62.6

Note 4:    Goodwill and Intangible Assets

The following represents the amounts recorded for goodwill and intangible assets at June 30, 2003:

	Estimated Useful Lives (years)	Gross Amount	Accumulated Amortization	Net Amount
	(dollars in millions)
Goodwill		$3,095.1	$204.3	$2,890.8
Intangible Assets:
Orbital Slots	Indefinite	$463.0	$30.6	$432.4
Subscriber Base	2	220.0	165.7	54.3
Dealer Networks	12	130.0	30.0	100.0

Total Intangible Assets		$813.0	$226.3	$586.7

The following represents amounts recorded for the amortization of intangible assets:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(dollars in millions)
Subscriber Base	$16.2	—	$32.4	—
Dealer Networks	2.3	—	4.6	—

Total Amortization of Intangible Assets	$18.5	—	$37.0	—

Prior to the issuance of EITF No. 02-17 “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination” in October 2002, DIRECTV had reclassified its subscriber base and dealer networks intangible assets to goodwill as part of the 2002 implementation of SFAS No. 142, “Goodwill and Other Intangible Assets” and therefore no amortization expense was recorded in the first three quarters of 2002 for these assets. However, due to the clarifying guidance provided by EITF No. 02-17 on the treatment of certain subscriber related relationships, at the beginning of the fourth quarter of 2002, the subscriber base and dealer network intangible assets were reinstated and amortized from the date of reinstatement over their remaining lives.

In accordance with SFAS No. 142, no amortization expense is recorded for goodwill and intangible assets with indefinite lives. Estimated amortization expense for intangible assets in each of the next five years is as follows: $37.0 million for the remainder of 2003, $31.1 million in 2004, $9.2 million in 2005, $9.2 million in 2006, $9.2 million in 2007, $9.2 million in 2008 and $49.4 million thereafter.

Note 5:    Investments in Marketable Securities

During the first quarter of 2003, DIRECTV distributed to Hughes all of DIRECTV’s marketable equity investments. The distribution was a transfer of assets by entities under common control and was reflected at DIRECTV’s cost basis as a capital distribution to Parent. These investments, which included DIRECTV’s equity investments in Crown Media Holdings, Inc., TiVo Inc. and XM Satellite Radio Holdings, Inc., had an aggregate book value of $52.6 million at the date of transfer.

Note 6:    Comprehensive Income (Loss)

DIRECTV’s comprehensive income (loss) was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(dollars in millions)
Net income	$87.8	$21.2	$135.1	$8.8
Other comprehensive loss:
Unrealized holding losses on securities	—	(76.1)	—	(86.9)

Total comprehensive income (loss)	$87.8	$(54.9)	$135.1	$(78.1)

Note 7:    Debt

Long-Term Debt

	Interest Rates at June 30, 2003	June 30, 2003
		(dollars in millions)
Notes payable	8.375%	$1,400.0
Credit facilities	4.750%	1,225.0

Total debt		2,625.0
Less: current portion of long-term debt	4.750%	16.0

Total long-term debt		$2,609.0

Notes Payable.    On February 28, 2003, DIRECTV Holdings and DIRECTV Financing Co., Inc. (“DIRECTV Financing” and, together with DIRECTV Holdings, the “Co-Issuers”) issued $1,400.0 million in senior notes due in 2013 in a private placement transaction. The ten-year senior notes bear interest at 8.375%. Principal on the senior notes is payable upon maturity, while interest is payable semi-annually beginning September 15, 2003. The senior notes have been fully and unconditionally guaranteed, jointly and severally, by each of DIRECTV Holdings’ domestic subsidiaries (other than DIRECTV Financing) (the “Guarantor Subsidiaries”) on a senior unsecured basis. The amount of interest accrued related to the senior notes was $39.4 million at June 30, 2003. The Co-Issuers and the Guarantor Subsidiaries entered into a registration rights agreement with the initial purchasers of the senior notes, which requires the Co-Issuers and the Guarantor Subsidiaries to file an exchange offer registration statement relating to the senior notes. Pursuant to the registration rights agreement, the Co-Issuers and the Guarantor Subsidiaries filed an exchange offer registration statement on Form S-4 with the SEC on June 26, 2003. Once the exchange offer registration statement becomes effective and the exchange offer begins, the existing holders of the senior notes will be offered the opportunity to participate in the exchange offer on the terms and conditions specified in the exchange offer registration statement and exchange their existing senior notes for registered notes with identical terms, except that the registered notes will have been registered under the Securities Act of 1933, as amended, and will not bear the legends restricting their transfer.

Credit Facilities.    On March 6, 2003, DIRECTV Holdings also entered into a $1,675.0 million senior secured credit facility. The senior secured credit facility is comprised of a $375.0 million Term Loan A, of which $175.0 million was outstanding at June 30, 2003, a $1,050.0 million Term Loan B, which was fully drawn as of June 30, 2003, and a $250.0 million revolving credit facility, which was undrawn at June 30, 2003. All borrowings under the senior secured credit facility initially bear interest at a rate per annum equal to the London Interbank Offered Rate (“LIBOR”) plus 3.50% (4.750 % at June 30, 2003). The revolving credit facility and the

Term Loan A each have terms of five years, and the Term Loan B matures in 2010. Principal payments under the Term Loan A are due in varying amounts from 2004 to 2008. Principal payments under the Term Loan B are due primarily in 2008 to 2010. The senior secured credit facility is secured by substantially all of DIRECTV’s assets and is fully and unconditionally guaranteed, jointly and severally, by the Guarantor Subsidiaries and DIRECTV Financing. The amount of interest accrued related to the senior secured credit facility was $12.9 million at June 30, 2003.

On August 5, 2003, the $1,050.0 million Term Loan B was replaced with a new $1,225.0 million Term Loan B-1. The $175.0 million of additional borrowings were used to repay the $175.0 million outstanding under the Term Loan A. The terms of the Term Loan B-1 are the same as the Term Loan B, except that the Term Loan B-1 initially bears interest at a rate that is 0.75% lower than Term Loan B (LIBOR plus 2.75%), which can be further reduced if certain conditions are met. As a result, $200.0 million and $250.0 million remain available under the Term Loan A and revolving credit facility, respectively.

Covenants and Restrictions.    Under the senior notes and senior secured credit facility, DIRECTV is required to maintain certain financial covenants and is also subject to significant restrictive covenants. These covenants restrict the Co-Issuers and the Guarantor Subsidiaries’ ability to, among other things, (i) incur additional indebtedness, (ii) place liens upon assets, (iii) make distributions, (iv) pay dividends or make certain other restricted payments and investments, (v) consummate asset sales, (vi) enter into certain transactions with affiliates, (vii) conduct businesses other than DIRECTV’s current or related businesses, (viii) merge or consolidate with any other person, (ix) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of DIRECTV’s assets, (x) make voluntary prepayments of certain debt (including any repayment of the senior notes), and (xi) make capital expenditures. Should DIRECTV fail to comply with its covenants, all or a portion of DIRECTV’s borrowings under the senior notes and senior secured credit facility could become immediately payable. At June 30, 2003, DIRECTV was in compliance with all such covenants.

Note 8:    Commitments and Contingencies

Litigation

General Electric Capital Corporation (“GECC”) and DIRECTV Inc. entered into a contract on July 31, 1995, pursuant to which GECC agreed to establish and manage a private label consumer credit program for consumer purchases of hardware and related DIRECTV® programming. Under the contract, GECC also agreed to provide certain related services to DIRECTV Inc., including credit risk scoring, billing and collections services. DIRECTV Inc. agreed to act as a surety for loans complying with the terms of the contract. Hughes guaranteed DIRECTV Inc.’s performance under the contract. A trial commenced on June 12, 2000 regarding the contract and on July 21, 2000, the jury returned a verdict in favor of GECC and awarded contract damages in the amount of $133.0 million, which included prejudgment interest. The trial judge also issued an order granting GECC $48.5 million in interest under Connecticut’s offer-of-judgment statute. With this order, the total judgment entered in GECC’s favor was $181.5 million. Hughes and DIRECTV Inc. appealed the judgment and while the appeal was pending, post-judgment interest on the total judgment was accruing at a rate of 6.241% per year, compounded annually, from the date judgment was entered in October 2000. During April 2002, DIRECTV Inc. entered into settlement negotiations with GECC. On June 4, 2002, the parties executed an agreement to settle the matter for $180.0 million. As of December 31, 1999, DIRECTV Inc. had accrued $50.0 million associated with the expected settlement of the claim. As a result of the June 4, 2002 settlement, DIRECTV Inc. recorded a charge of $56.0 million to “General and administrative expenses” in the consolidated statement of operations for the year ended December 31, 2000, representing the unaccrued portion of GECC’s original claim. The portion of the settlement associated with interest is reflected as a charge to “Interest expense, net” in the amount of $23.0 million and $39.0 million, for the years ended December 31, 2001 and 2000, respectively. The settlement, inclusive of an additional $12.0 million of interest expense accrued in 2002 ($6 million accrued in each of the first and second quarters of 2002), was paid to GECC in June 2002.

Litigation is subject to uncertainties and the outcome of individual litigated matters is not predictable with assurance. Various legal actions, governmental inquiries, claims, and proceedings are pending against DIRECTV, including those arising out of customer account fees and charges; advertising and other business practices; employment-related matters; intellectual property; and retailer, supplier, and other contractual relationships. DIRECTV has established reserves for matters in which losses are probable and can be reasonably estimated. Some of the matters may involve compensatory, punitive, or other treble damage claims, or demands for licensing fees that if granted, could require DIRECTV to pay damages or make other expenditures in amounts that could not be estimated at June 30, 2003. Management believes that any such liability will not have a material adverse effect on DIRECTV’s consolidated financial condition or results of operations.

Other

DIRECTV uses in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. The insurance generally covers the unamortized book value of covered satellites. The insurance generally does not compensate for business interruption or loss of future revenues or customers. DIRECTV relies on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the impact of satellite failure on DIRECTV’s ability to provide service. At June 30, 2003, the book value of satellites not insured amounted to $445.9 million.

At June 30, 2003, minimum future commitments under noncancelable operating leases having lease terms in excess of one year were primarily for real property and aggregated $124.7 million, payable as follows: $22.4 million for the remainder of 2003, $29.8 million in 2004, $23.2 million in 2005, $17.8 million in 2006, $16.5 million in 2007 and $15.0 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases was $15.4 million and $13.8 million for the six months ended June 30, 2003 and 2002, respectively.

Minimum payments under DIRECTV’s current contractual commitments, which include agreements for programming, manufacturer subsidies, telemetry, tracking and control services, and the cost of planned satellite construction and launch are anticipated to be approximately $292.1 million for the remainder of 2003, $368.9 million in 2004, $278.3 million in 2005, $412.8 million in 2006, $617.2 million in 2007 and $352.4 million thereafter.

Including the senior notes and senior secured credit facility described in Note 7, DIRECTV’s notes payable and credit facilities mature as follows: $26.9 million in 2004; $48.8 million in 2005; $54.3 million in 2006; $70.7 million in 2007; and $2,424.3 million thereafter.

Note 9:    Condensed Consolidating Financial Statements

The following presents the condensed consolidating statements of operations for the three and six months ended June 30, 2003 and 2002, the condensed consolidating statements of cash flows for the six months ended June 30, 2003 and 2002 and the condensed consolidating balance sheets as of June 30, 2003 and December 31, 2002 of the Co-Issuers, Guarantor Subsidiaries, and the eliminations necessary to present DIRECTV Holdings’ financial statements on a consolidated basis. RSG Resource Supply GmbH, a foreign subsidiary, which is not a guarantor of the senior notes or the senior secured credit facility and has no material operations, assets or liabilities, has been included in the “Guarantor Subsidiaries” column in the presentation below. These condensed consolidating financial statements should be read in conjunction with the accompanying consolidated financial statements of DIRECTV Holdings.

Condensed Consolidating Statement of Operations

For the Three Months Ended June 30, 2003

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
Revenues	$211.1	$1,800.3	$(211.2)	$1,800.2
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	134.7	779.3	(211.1)	702.9
Subscriber service expenses	—	150.8	—	150.8
Subscriber acquisition costs:
Third party customer acquisitions	—	306.1	—	306.1
Direct customer acquisitions	—	69.5	—	69.5
Retention, upgrade and other marketing costs	—	88.7	—	88.7
Broadcast operations expenses	—	38.2	—	38.2
General and administrative expenses	0.1	119.2	(0.1)	119.2
Depreciation and amortization expense	—	124.1	—	124.1

Total Operating Costs and Expenses	134.8	1,675.9	(211.2)	1,599.5

Operating Profit	76.3	124.4	—	200.7
Equity in pre-tax income of consolidated subsidiaries	123.6	—	(123.6)	—
Interest income (expense), net	(59.4)	2.1	—	(57.3)
Other loss, net	—	(2.9)	—	(2.9)

Income Before Income Taxes	140.5	123.6	(123.6)	140.5
Income tax expense	(52.7)	(46.3)	46.3	(52.7)

Net Income	$87.8	$77.3	$(77.3)	$87.8

Condensed Consolidating Statement of Operations

For the Three Months Ended June 30, 2002

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
Revenues	$188.1	$1,549.7	$(188.2)	$1,549.6
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	118.8	692.3	(188.1)	623.0
Subscriber service expenses	—	150.4	—	150.4
Subscriber acquisition costs:
Third party customer acquisitions	—	320.8	—	320.8
Direct customer acquisitions	—	36.4	—	36.4
Retention, upgrade and other marketing costs	—	116.4	—	116.4
Broadcast operations expenses	—	29.3	—	29.3
General and administrative expenses	0.1	116.7	(0.1)	116.7
Depreciation and amortization expense	—	96.0	—	96.0

Total Operating Costs and Expenses	118.9	1,558.3	(188.2)	1,489.0

Operating Profit (Loss)	69.2	(8.6)	—	60.6
Equity in pre-tax loss of consolidated subsidiaries	(18.6)	—	18.6	—
Interest expense, net	(16.8)	(9.9)	—	(26.7)
Other loss, net	—	(0.1)	—	(0.1)

Income (Loss) Before Income Taxes	33.8	(18.6)	18.6	33.8
Income tax (expense) benefit	(12.6)	7.1	(7.1)	(12.6)

Net Income (Loss)	$21.2	$(11.5)	$11.5	$21.2

Condensed Consolidating Statement of Operations

For the Six Months Ended June 30, 2003

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
Revenues	$422.4	$3,508.6	$(422.7)	$3,508.3
Operating Costs and Expenses, exclusive of Depreciation and amortization expense shown separately below
Programming and other costs	267.3	1,553.5	(422.4)	1,398.4
Subscriber service expenses	—	307.2	—	307.2
Subscriber acquisition costs:
Third party customer acquisitions	—	619.2	—	619.2
Direct customer acquisitions	—	137.2	—	137.2
Retention, upgrade and other marketing costs	—	182.5	—	182.5
Broadcast operations expenses	—	72.1	—	72.1
General and administrative expenses	0.3	236.5	(0.3)	236.5
Depreciation and amortization expense	—	248.5	—	248.5

Total Operating Costs and Expenses	267.6	3,356.7	(422.7)	3,201.6

Operating Profit	154.8	151.9	—	306.7
Equity in pre-tax income of consolidated subsidiaries	149.4	—	(149.4)	—
Interest income (expense), net	(88.0)	1.5	—	(86.5)
Other loss, net	—	(4.0)	—	(4.0)

Income Before Income Taxes	216.2	149.4	(149.4)	216.2
Income tax expense	(81.1)	(56.0)	56.0	(81.1)

Net Income	$135.1	$93.4	$(93.4)	$135.1

Condensed Consolidating Statement of Operations

For the Six Months Ended June 30, 2002

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
Revenues	$379.3	$3,015.7	$(379.6)	$3,015.4
Operating Costs and Expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	239.7	1,367.0	(379.3)	1,227.4
Subscriber service expenses	—	297.7	—	297.7
Subscriber acquisition costs:
Third party customer acquisitions	—	682.5	—	682.5
Direct customer acquisitions	—	65.8	—	65.8
Retention, upgrade and other marketing costs	—	194.0	—	194.0
Broadcast operations expenses	—	60.2	—	60.2
General and administrative expenses	0.3	237.5	(0.3)	237.5
Depreciation and amortization expense	—	181.1	—	181.1

Total Operating Costs and Expenses	240.0	3,085.8	(379.6)	2,946.2

Operating Profit (Loss)	139.3	(70.1)	—	69.2
Equity in pre-tax loss of consolidated subsidiaries	(90.7)	—	90.7	—
Interest expense, net	(34.5)	(20.3)	—	(54.8)
Other loss, net	—	(0.3)	—	(0.3)

Income (Loss) Before Income Taxes	14.1	(90.7)	90.7	14.1
Income tax (expense) benefit	(5.3)	34.0	(34.0)	(5.3)

Net Income (Loss)	$8.8	$(56.7)	$56.7	$8.8

Condensed Consolidating Balance Sheet

As of June 30, 2003

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
ASSETS
Total Current Assets	$521.6	$1,009.8	$(180.1)	$1,351.3
Satellites, net	—	1,001.0		1,001.0
Property, net	—	748.0		748.0
Goodwill, net	1,827.6	1,063.2		2,890.8
Intangible Assets, net	—	586.7		586.7
Other Assets	2,855.2	51.6	(2,791.3)	115.5

Total Assets	$5,204.4	$4,460.3	$(2,971.4)	$6,693.3

LIABILITIES AND OWNER’S EQUITY
Total Current Liabilities	$257.7	$1,250.2	$(180.1)	$1,327.8
Long-Term Debt	2,609.0	—	—	2,609.0
Other Liabilities and Deferred Credits	233.0	178.8	—	411.8
Deferred Income Taxes	—	245.0	—	245.0
Owner’s Equity
Capital stock and additional paid-in capital	2,793.3	3,963.9	(3,968.9)	2,788.3
Accumulated deficit	(688.6)	(1,177.6)	1,177.6	(688.6)

Total Owner’s Equity	2,104.7	2,786.3	(2,791.3)	2,099.7

Total Liabilities and Owner’s Equity	$5,204.4	$4,460.3	$(2,971.4)	$6,693.3

Condensed Consolidating Balance Sheet

As of December 31, 2002

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
ASSETS
Total Current Assets	$48.2	$1,081.0	$—	$1,129.2
Satellites, net	—	1,011.3	—	1,011.3
Property, net	—	838.6	—	838.6
Goodwill, net	1,827.6	1,060.9	—	2,888.5
Intangible Assets, net	—	623.7	—	623.7
Other Assets	3,158.6	87.3	(3,158.6)	87.3

Total Assets	$5,034.4	$4,702.8	$(3,158.6)	$6,578.6

LIABILITIES AND OWNER’S EQUITY
Total Current Liabilities	$177.0	$1,118.8	$—	$1,295.8
Other Liabilities and Deferred Credits	296.0	584.2	(155.9)	724.3
Owner’s Equity
Capital stock and additional paid-in capital	5,385.1	4,252.6	(4,252.6)	5,385.1
Accumulated deficit	(823.7)	(1,249.9)	1,249.9	(823.7)

Subtotal Owner’s Equity	4,561.4	3,002.7	(3,002.7)	4,561.4

Accumulated Other Comprehensive Loss
Accumulated unrealized losses on securities	—	(2.9)	—	(2.9)

Total Owner’s Equity	4,561.4	2,999.8	(3,002.7)	4,558.5

Total Liabilities and Owner’s Equity	$5,034.4	$4,702.8	$(3,158.6)	$6,578.6

Condensed Consolidating Statement of Cash Flow

For the Six Months Ended June 30, 2003

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
Cash Flows from Operating Activities
Net Cash Provided by Operating Activities	$334.0	$96.0	$(15.6)	$414.4

Cash Flows from Investing Activities
Expenditures for property and equipment	—	(74.9)	—	(74.9)
Expenditures for satellites	—	(35.2)	—	(35.2)

Net Cash Used in Investing Activities	—	(110.1)	—	(110.1)

Cash Flows from Financing Activities
Net cash contribution from Parent	4.9		—	4.9
Cash proceeds from financing transaction	2,625.0	—	—	2,625.0
Distribution to Parent	(2,558.5)	—	—	(2,558.5)
Debt issuance costs	(65.3)	—	—	(65.3)

Net Cash Provided by Financing	6.1	—	—	6.1

Net increase (decrease) in cash and cash equivalents	340.1	(14.1)	(15.6)	310.4
Cash and cash equivalents at beginning of the period	—	14.1		14.1

Cash and cash equivalents at the end of the period	$340.1	$—	$(15.6)	$324.5

Condensed Consolidating Statement of Cash Flow

For the Six Months Ended June 30, 2002

	Co-Issuers	Guarantor Subsidiaries	Eliminations	Total DIRECTV Holdings Consolidated
	(dollars in millions)
Cash Flows from Operating Activities
Net Cash Provided by (Used in) Operating Activities	$60.5	$(99.5)	$—	$(39.0)

Cash Flows from Investing Activities
Expenditures for property and equipment	—	(144.1)	—	(144.1)
Expenditures for satellites	—	(70.9)	—	(70.9)

Net Cash Used in Investing Activities	—	(215.0)	—	(215.0)

Cash Flows from Financing Activities
Net cash contribution (to) from Parent	(60.5)	323.3	—	262.8

Net Cash Provided by (Used in) Financing Activities	(60.5)	323.3	—	262.8

Net increase in cash and cash equivalents	—	8.8	—	8.8
Cash and cash equivalents at beginning of the period	—	15.4	—	15.4

Cash and cash equivalents at the end of the period	$—	$24.2	$—	$24.2

DIRECTV HOLDINGS LLC

ITEM 2.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS

AND FINANCIAL CONDITION

The following is a discussion of our results of operations and financial condition for the periods described below. This discussion should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this document. The discussion should also be read in conjunction with our management’s discussion and analysis for the year ended December 31, 2002 included in Hughes Electronics Corporation’s, also referred to as Hughes, Current Report on Form 8-K that was filed with the Securities and Exchange Commission, or SEC, on February 26, 2003. Also, refer to DIRECTV Holdings LLC’s, also referred to as DIRECTV Holdings, unaudited consolidated financial statements and notes thereto for the three months ended March 31, 2003 included in Hughes’ Current Report on Form 8-K filed with SEC on May 13, 2003.

This current report may contain certain statements that we believe are, or may be considered to be, “forward-looking statements,” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as we “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Risk factors which could cause actual performance and future actions to differ materially from forward-looking statements made herein include, but are not limited to, the following:

•	we are a wholly-owned subsidiary of Hughes and an indirect wholly-owned subsidiary of General Motors Corporation, or GM, and any change of control of Hughes or us could adversely affect our business;

•	we are highly leveraged and subject to numerous constraints on our ability to raise additional debt;

•	we may be unable to obtain needed retransmission consents, Federal Communications Commission, or FCC, authorizations or other governmental licenses;

•	our satellite launches may be delayed or fail and our in-orbit satellites may malfunction or fail prematurely;

•	the possibility of terrorist attacks, war or other military action against foreign countries, and changes in international political conditions as a result of these events, may continue to adversely affect the United States and the global economy;

•	weaknesses in the United States economy may harm our business;

•	service interruptions arising from technical anomalies on some satellites, or caused by war, terrorist activities or natural disasters, may cause customer cancellations or otherwise harm our business;

•	we face intense and increasing competition from providers in the multi-channel video programming distribution, or MVPD, industry; new competitors may enter the MVPD business and new technologies may increase competition in the industry;

•	satellite programming signals have been pirated and could be pirated in the future, which could cause us to lose subscribers and revenue or result in higher costs to us;

•	programming costs may increase beyond our current expectations;

•	future acquisitions, strategic partnerships and divestitures may involve additional uncertainties;

•	we are party to various lawsuits that, if adversely decided, could have a significant adverse impact on our business; and

•	we may face other risks described from time to time in periodic reports filed by us and Hughes with the SEC.

Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The forward looking statements included in this current report are made only as of the date of this current report and we undertake no obligation to publicly update these forward-looking statements to reflect subsequent events or circumstances.

Business Overview

On June 11, 2002, we were formed as a wholly-owned subsidiary of Hughes. Hughes, which is a wholly-owned subsidiary of GM, contributed its wholly-owned subsidiary, DIRECTV Enterprises, LLC, or DIRECTV Enterprises, and its subsidiaries to us along with certain premium subscription programming contracts that it acquired from United States Satellite Broadcasting Company, Inc., or USSB, in May 1999. The wholly-owned domestic subsidiaries of DIRECTV Enterprises consist of DIRECTV Operations, LLC, DIRECTV Merchandising, Inc., DIRECTV Customer Services, Inc., USSB II, Inc., RSG Resource Supply GmbH, and DIRECTV, Inc. Our formation and capitalization is the result of transfers of net assets by entities under common control. Therefore, the financial statements reflect Hughes’ historical cost basis in the net assets and the consolidated results of operations associated with the net assets since the date of their original acquisition by Hughes.

News Corporation Transactions

On April 9, 2003, GM, Hughes and The News Corporation Limited (“News Corporation”) announced the signing of definitive agreements that provide for, among other things, the split-off of Hughes from GM and the simultaneous sale of GM’s approximately 19.8% retained economic interest in Hughes to News Corporation. GM would receive approximately $3.84 billion, comprised of approximately $3.07 billion in cash and the remainder payable in News Corporation preferred American Depositary Shares and/or cash, at News Corporation’s election. Immediately after the split-off, News Corporation would acquire an additional approximately 14.2% of the outstanding Hughes common stock from the former GM Class H common stockholders through a merger of a wholly owned subsidiary of News Corporation with and into Hughes, which would provide News Corporation with a total of 34% of the outstanding capital stock of Hughes. In addition, GM would receive a special cash dividend from Hughes of $275 million in connection with the transactions. Hughes expects to pay this dividend using available cash balances.

If the News Corporation transactions are completed, Mr. K. Rupert Murdoch, chairman and chief executive officer of News Corporation, would become chairman of Hughes, and Mr. Chase Carey, who is currently serving as a director of and an advisor to News Corporation, would become president and chief executive officer of Hughes. Mr. Eddy Hartenstein, chairman and chief executive officer of DIRECTV and senior executive vice president of Hughes, would be named vice chairman of Hughes. Hughes would have 11 directors, the majority of whom would be independent directors.

The News Corporation transactions are subject to a number of conditions, including, among other things, obtaining U.S. antitrust and Federal Communications Commission approvals, approval by a majority of each class of GM common stockholders – GM $1-2/3 and GM Class H – voting both as separate classes and together as a single class based on their respective voting power and a favorable ruling from the Internal Revenue Service that the split-off of Hughes from GM would be tax-free to GM and its stockholders for U.S. federal income tax purposes. No assurances can be given that the approvals will be obtained or the transactions will be completed.

The completion of the News Corporation transactions will not result in a change of control as defined in the senior secured credit facility or the indenture governing the senior notes.

Explanation of Key Metrics and Other Items

Revenues.    Revenues are mostly derived from subscriber subscriptions to basic and premium channel programming, pay-per-view programming and seasonal and live sporting events. Revenues are also derived from fees from subscribers with multiple set-top receivers, DIRECTV- The Guide, access card sales and advertising services.

Revenues also include fees earned from the National Rural Telecommunications Cooperative, or NRTC, which are equal to a percentage of the subscriber revenues earned from the subscribers located in certain areas (mainly rural). As a result of an arrangement with the NRTC, subscribers in such areas may purchase the vast majority of our services only through NRTC’s members or affiliates.

Programming and Other Costs.    These costs primarily include license fees for subscription service programming, pay-per-view movies, live sports and other events. Other costs include expenses associated with the publication and distribution of DIRECTV- The Guide, access cards provided to set-top receiver manufacturers, continuing service fees paid to third parties for active DIRECTV subscribers, warranty service premiums paid to a third party, and production costs for on-air advertisements sold to third parties.

Subscriber Service Expenses.    Subscriber service expenses include the costs of customer call centers, billing remittance processing and certain home services expenses, such as in-home repair costs.

Subscriber Acquisition Costs—Third Party Customer Acquisitions.    These costs represent direct costs incurred to acquire new DIRECTV subscribers through a third party, which include authorized DIRECTV retailers and dealers. These costs consist of third party commissions, print and television advertising and manufacturer subsidies incurred for DIRECTV® receiving equipment, if any.

Subscriber Acquisition Costs—Direct Customer Acquisitions.    These costs consist primarily of hardware, installation, advertising and customer call center expenses associated with new DIRECTV subscribers added through our direct customer acquisition program.

SAC.    SAC, which represents total subscriber acquisition costs stated on a per subscriber basis, is calculated by dividing total subscriber acquisition costs for a period (the sum of subscriber acquisition costs reported for third party customer acquisitions and direct customer acquisitions) by the number of gross new owned and operated subscribers acquired during the period.

Retention, Upgrade and Other Marketing Costs.    Retention costs include the costs of loyalty programs offered to existing subscribers in an effort to reduce subscriber churn. Our costs for the loyalty programs include the costs of installing or providing hardware under our movers program (for subscribers relocating to a new residence), our DVR (digital video recorder) upgrade program and other similar initiatives and third party commissions incurred for the sale of additional set-top receivers and advanced set-top receivers to existing subscribers.

Upgrade and other marketing costs represent the cost of selling and promoting additional DIRECTV® services to existing subscribers, such as premium channel programming, pay-per-view programming, and seasonal and live sporting events. These costs are incurred in an effort to increase average revenue per subscriber.

Broadcast Operations Expenses.    These expenses include broadcast center operating costs, signal transmission expenses (including costs of collecting signals for our local channel offerings), and costs of monitoring, maintaining and insuring our satellites. Also included are engineering expenses associated with deterring theft of the DIRECTV signal.

General and Administrative Expenses.    These costs include departmental costs for legal, administrative services, finance and information technology. These costs also include expenses for bad debt and other operating expenses, such as legal settlements, and gains or losses from the disposal of fixed assets.

Operating Profit Before Depreciation and Amortization.    Operating Profit Before Depreciation and Amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated by adding amounts under the caption “Depreciation and amortization expense” to “Operating Profit”, as presented in the Consolidated Statements of Operations. This measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Our management and Parent use Operating Profit Before Depreciation and Amortization to evaluate our operating performance and to allocate resources and capital. This metric is also used as a measure of performance for incentive compensation purposes and to measure income generated from operations that could be used to fund capital expenditures, service debt, or pay taxes. Depreciation and amortization expense primarily represents an allocation to current expense of the cost of historical capital expenditures and for intangible assets resulting from prior business acquisitions. To compensate for the exclusion of depreciation and amortization from operating profit, our management and Parent separately measure and budget for capital expenditures and business acquisitions.

We believe this measure is useful to investors, along with other GAAP measures (such as revenues, operating profit and net income), to compare our operating performance to other communications, entertainment and media service providers. We believe that investors use current and projected Operating Profit Before Depreciation and Amortization and similar measures to estimate our current or prospective enterprise value and make investment decisions. This metric provides investors with a means to compare operating results exclusive of depreciation and amortization. We believe this is useful given the significant variation in depreciation and amortization expense that can result from the timing of capital expenditures, the capitalization of intangible assets in purchase accounting, potential variations in expected useful lives when compared to other companies and periodic changes to estimated useful lives.

Operating Profit Before Depreciation and Amortization margin is calculated by dividing Operating Profit Before Depreciation and Amortization by total revenues.

Average Monthly Revenue Per Subscriber.    Average monthly revenue per subscriber, or ARPU, represents average monthly revenue per subscriber and is calculated by dividing average monthly revenues for the period (total revenues during the period divided by the number of months in the period) by average DIRECTV owned and operated subscribers for the period, which excludes subscribers who receive our services from the members and affiliates of the NRTC. Average subscribers are calculated for the year and the period by adding the number of owned and operated subscribers as of the beginning of the year and for each quarter end in the current year or period and dividing by the sum of the number of quarters in the period plus one. Average subscribers for the quarter are calculated by adding the beginning and ending owned and operated subscribers for the quarter and dividing by two.

Average Monthly Subscriber Churn.    Average monthly subscriber churn represents the number of DIRECTV subscribers whose service is disconnected, expressed as a percentage of the average total number of DIRECTV subscribers. Churn is calculated by dividing the average monthly number of disconnected DIRECTV owned and operated subscribers for the period (total subscribers disconnected during the period divided by the number of months in the period) by average DIRECTV owned and operated subscribers for the period. Average subscribers are calculated for the year and the period by adding the number of DIRECTV owned and operated subscribers as of the beginning of the year and for each quarter end in the current year or period and dividing by the sum of the number of quarters in the period plus one. Average subscribers for the quarter are calculated by adding the beginning and ending DIRECTV owned and operated subscribers for the quarter and dividing by two.

Subscriber Count.    The total number of DIRECTV subscribers includes DIRECTV owned and operated subscribers and customers of the NRTC’s members and affiliates that subscribe to our service. DIRECTV subscribers include only those subscribers who are actively subscribing to the DIRECTV service, plus those subscribers that have temporarily suspended service due to seasonal or other temporary relocations.

Results of Operations

The following table sets forth, for the periods indicated, our consolidated statements of operations and certain other operating data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
	(dollars in millions, except per subscriber data)
Revenues	$1,800.2	$1,549.6	$3,508.3	$3,015.4

Operating costs and expenses, exclusive of depreciation and amortization expense shown separately below
Programming and other costs	702.9	623.0	1,398.4	1,227.4
Subscriber service expenses	150.8	150.4	307.2	297.7
Subscriber acquisition costs:
Third party customer acquisitions	306.1	320.8	619.2	682.5
Direct customer acquisitions	69.5	36.4	137.2	65.8
Retention, upgrade and other marketing costs	88.7	116.4	182.5	194.0
Broadcast operations expenses	38.2	29.3	72.1	60.2
General and administrative expenses	119.2	116.7	236.5	237.5
Depreciation and amortization expense	124.1	96.0	248.5	181.1

Total operating costs and expenses	1,599.5	1,489.0	3,201.6	2,946.2

Operating profit	200.7	60.6	306.7	69.2
Interest expense, net	(57.3)	(26.7)	(86.5)	(54.8)
Other loss, net	(2.9)	(0.1)	(4.0)	(0.3)

Income before income taxes	140.5	33.8	216.2	14.1
Income tax expense	(52.7)	(12.6)	(81.1)	(5.3)

Net income	$87.8	$21.2	$135.1	$8.8

Other Data:
Operating profit	$200.7	$60.6	$306.7	$69.2
Add back: depreciation and amortization expense	124.1	96.0	248.5	181.1

Operating Profit Before Depreciation and Amortization	$324.8	$156.6	$555.2	$250.3

Average monthly revenue per subscriber (ARPU)	$60.90	$58.10	$60.10	$57.50
Average monthly subscriber churn—%	1.5	1.7	1.5	1.7
Average subscriber acquisition costs—per subscriber (SAC)	$595	$545	$565	$530
Total number of subscribers—platform (000’s)	11,557	10,746	11,557	10,746
Total owned and operated subscribers (000’s)	9,949	8,995	9,949	8,995

Three Months Ended June 30, 2003 Compared with the Three Months Ended June 30, 2002

Subscribers.    We had approximately 9.9 million owned and operated subscribers at June 30, 2003, compared with approximately 9.0 million owned and operated subscribers at June 30, 2002. This change represents approximately 0.9 million net new subscriber additions since June 30, 2002, of which approximately 181,000 were added during the second quarter of 2003. Including the subscribers of NRTC’s members and affiliates, we had a total of about 11.6 million and 10.7 million subscribers at June 30, 2003 and 2002, respectively.

Average monthly churn for the second quarter of 2003 was 1.5% compared to 1.7% in the second quarter of 2002. The decrease in churn was primarily due to a higher number of subscribers with 12-month programming commitments in 2003 compared to 2002, improved customer service, an increase in the number of markets with local channels and a higher number of subscribers purchasing local channel programming and multiple set-top boxes.

Revenues.    Revenue for the second quarter of 2003 increased 16.2%, or $250.6 million, to $1,800.2 million compared with $1,549.6 million in the second quarter of 2002. The increase resulted from subscriber additions since June 30, 2002 and higher ARPU on the larger subscriber base. ARPU was $60.90 for the second quarter of 2003 compared to $58.10 for the second quarter of 2002. The higher ARPU resulted primarily from a March 2003 price increase, expanded local channel offerings and higher fees from an increased number of DIRECTV subscribers with multiple set-top receivers. These increases were partially offset by a decrease in pay-per-view revenues due mostly to a special event in the second quarter of 2002 that did not occur in 2003.

Programming and Other Costs.    Programming and other costs increased to $702.9 million in the second quarter of 2003 from $623.0 million in the second quarter of 2002. The increase in programming and other costs resulted from the increase in subscribers and higher programming rates. The increase was partially offset by a decrease in pay-per-view programming costs due to the lower revenues described above. As a percentage of revenue, these costs were 39.0% and 40.2% in the second quarter of 2003 and 2002, respectively. The improvement in programming and other costs as a percentage of revenue resulted mostly from an increase in revenues with higher margins, related to premium programming packages, local channels and fees from multiple set-top boxes, partially offset by higher programming rates.

Subscriber Service Expenses.    Subscriber service expenses were $150.8 million in the second quarter of 2003 compared to $150.4 million in the second quarter of 2002. The increase was primarily due to higher billing and remittance processing costs to support our larger subscriber base, which were substantially offset by cost containment initiatives related to customer support activities.

Subscriber Acquisition Costs – Third Party Customer Acquisitions.    Third party customer acquisition costs were $306.1 million in the second quarter of 2003 compared to $320.8 million in the second quarter of 2002. The decline resulted from lower third party commissions due to a decrease in gross subscriber additions through third party customer acquisition programs in the second quarter of 2003 compared to the second quarter of 2002, partially offset by higher commissions that resulted from increased purchases of multiple set-top receivers by new subscribers and higher advertising expenditures.

Subscriber Acquisition Costs – Direct Customer Acquisitions.    Subscriber acquisition costs incurred through our direct customer acquisition program were $69.5 million in the second quarter of 2003 compared to $36.4 million in the second quarter of 2002. The change was primarily due to an increase in gross subscriber additions and an increased number of multiple set-top boxes provided to new subscribers through our direct customer acquisition program in the second quarter of 2003 compared to the second quarter of 2002.

SAC.    SAC, on a per subscriber basis, was $595 in the second quarter of 2003 compared to $545 in the second quarter of 2002. The increase in SAC was primarily due to higher hardware, installation and third party commission expenses resulting from increased purchases of multiple set-top receivers by new subscribers and higher advertising expenditures.

Retention, Upgrade and Other Marketing Costs.    Retention, upgrade and other marketing costs decreased $27.7 million to $88.7 million in the second quarter of 2003 from $116.4 million in the second quarter of 2002 primarily from a decrease in third party commissions that resulted from lower purchases of multiple set-top boxes by existing subscribers due to the introduction of more local channels into major markets in 2002. This decrease was partially offset by higher installation and hardware costs that resulted from increased volume under our movers program, and increased volume under our local channel and digital video recorder, or DVR, upgrade programs.

Broadcast Operations Expenses.    Broadcast operations expenses were $38.2 million in the second quarter of 2003 compared to $29.3 million in the second quarter of 2002. The increase was primarily due to higher engineering costs associated with deterring theft of the DIRECTV signal and higher costs to support the increased number of local channel offerings.

General and Administrative Expenses.    General and administrative expenses increased slightly to $119.2 in the second quarter of 2003 from $116.7 million in the second quarter of 2002 due primarily to compensation costs for such items as pension and higher legal costs, which were partially offset by lower bad debt expense resulting from improved customer collections.

Operating Profit Before Depreciation and Amortization.    Operating Profit Before Depreciation and Amortization and Operating Profit Before Depreciation and Amortization margin increased to $324.8 million and 18.0% in the second quarter of 2003 from $156.6 million and 10.1% in the second quarter of 2002. The increase was primarily attributable to additional profit resulting from higher revenues and lower retention, upgrade and other marketing costs, partially offset by higher total subscriber acquisition costs.

Depreciation and Amortization Expense.    Depreciation and amortization expense increased to $124.1 million in the second quarter of 2003 from $96.0 million in the second quarter of 2002. The increase was due mostly to the fourth quarter 2002 reinstatement of amortization expense related to intangible assets in accordance with the Financial Accounting Standards Board, or FASB, Emerging Issues Task Force, or EITF, Issue No. 02-17 “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination.” See Note 4 to the unaudited consolidated financial statements for further discussion. Also contributing to the increase was higher depreciation for capital additions, including our DIRECTV-5 satellite launched in May 2002.

Operating Profit.    Operating profit was $200.7 million in the second quarter of 2003 compared to $60.6 million in the second quarter of 2002. The increase was primarily attributable to additional profit resulting from higher revenues and lower retention, upgrade and other marketing costs, partially offset by higher depreciation and amortization expense and higher total subscriber acquisition costs.

Interest Expense, Net.    Interest expense, net was $57.3 million in the second quarter of 2003 compared to $26.7 million in the second quarter of 2002. The increase was attributable to interest associated with our first quarter 2003 financing transactions discussed below. The increase was offset by $6.0 million of interest expense in 2002 associated with a settlement with General Electric Capital Corporation for which there was no comparable expense in 2003 and $5.0 million of lower interest expense due to lower long-term obligations, including above-market programming contracts and manufacturer subsidies.

Other Loss, Net.    Other loss, net was $2.9 million in the second quarter of 2003 compared to $0.1 million in the second quarter of 2002.

Income Tax Expense.    The income tax expense was $52.7 million in the second quarter of 2003 compared to $12.6 million in the second quarter of 2002. The tax expense increased due to the increase in pre-tax earnings generated in the current quarter.

Net Income.    The net income increased by $66.6 million to $87.8 million in the second quarter of 2003 from $21.2 million in the second quarter of 2002.

Six Months Ended June 30, 2003 Compared with the Six Months Ended June 30, 2002

Subscribers.    We had approximately 9.9 million owned and operated subscribers at June 30, 2003, compared with approximately 9.0 million owned and operated subscribers at June 30, 2002. This change represents approximately 0.9 million net new subscriber additions since June 30, 2002, of which approximately 456,000 were added during the six months ended June 30, 2003. Including the subscribers of NRTC’s members and affiliates, we had a total of about 11.6 million and 10.7 million subscribers at June 30, 2003 and 2002, respectively.

Average monthly churn for the six months ended June 30, 2003 was 1.5% compared to 1.7% for the six months ended June 30, 2003. The decrease in churn was primarily due to a higher number of subscribers with 12-month programming commitments in 2003 compared to 2002, improved customer service, an increase in the number of markets with local channels and a higher number of subscribers purchasing local channel programming and multiple set-top boxes.

Revenues.    Revenues for the six months ended June 30, 2003 increased 16.3% or $492.9 million to $3,508.3 million compared with $3,015.4 million for the six months ended June 30, 2002. The increase resulted from subscriber additions since June 30, 2002 and higher ARPU on the larger subscriber base. ARPU was $60.10 for the six months ended June 30, 2003 compared to $57.50 for the six months ended June 30, 2002. The higher ARPU resulted primarily from a March 2003 price increase, expanded local channel offerings, higher fees resulting from an increased number of DIRECTV subscribers with multiple set-top receivers. These increases were partially offset by a decrease in pay-per-view revenues due mostly to a special event in 2002 that did not occur in 2003.

Programming and Other Costs.    Programming and other costs increased 13.9% to $1,398.4 million for the first six months in 2003 from $1,227.4 million for the first six months in 2002. The increase in programming and other costs resulted from the increase in subscribers and higher programming rates, partially offset by a decrease in pay-per-view programming costs due to the lower revenues described above. As a percentage of revenue, these costs were 39.9% and 40.7% for the first six moths of 2003 and 2002, respectively. The improvement in programming and other costs as a percentage of revenue resulted mostly from an increase in revenues with higher margins, related to premium programming packages, local channels and fees from multiple set-top boxes, partially offset by higher programming rates.

Subscriber Service Expenses.    Subscriber service expenses were $307.2 million for the six months ended June 30, 2003 compared to $297.7 million for the six months ended June 30, 2002. The increase was primarily due to higher billing and remittance processing costs to support our larger subscriber base, which were partially offset by cost containment initiatives related to customer support activities.

Subscriber Acquisition Costs – Third Party Customer Acquisitions.    Third party customer acquisition costs were $619.2 million for the six months ended June 30, 2003 compared to $682.5 million for the six months ended June 30, 2002. The decline resulted primarily from lower third party commissions due to a decrease in gross subscriber additions through third party customer acquisition programs during the first six months of 2003 compared to the first six months of 2002, partially offset by higher commissions that resulted from increased purchases of multiple set-top receivers by new subscribers.

Subscriber Acquisition Costs – Direct Customer Acquisitions.    Subscriber acquisition costs incurred through our direct customer acquisition program were $137.2 million for the six months ended June 30, 2003 compared to $65.8 million for the same period of 2002. The change was mostly due to an increase in gross subscriber additions and an increased number of multiple set-top boxes provided to new subscribers through our direct customer acquisition program in the first six months of 2003 compared to the first six months of 2002.

SAC.    SAC, on a per subscriber basis, was $565 for the first six months of 2003 compared to $530 for the first six months of 2002. The increase in SAC was primarily due to higher hardware, installation and third party commission expenses resulting from increased purchases of multiple set-top receivers by new subscribers and higher advertising expenditures.

Retention, Upgrade and Other Marketing Costs.    Retention, upgrade and other marketing costs decreased $11.5 million to $182.5 million for the six months ended June 30, 2003 from $194.0 million for the six months ended June 30, 2002 primarily from a decrease in third party commissions that resulted from lower purchases of multiple set-top boxes by existing subscribers due to the introduction of more local channels into major markets in 2002. This decrease was partially offset by higher installation and hardware costs that resulted from higher volume under our movers program, and increased volume under our local channel and DVR upgrade programs.

Broadcast Operations Expenses.    Broadcast operations expenses were $72.1 million for the six months ended June 30, 2003 compared to $60.2 million for the six months ended June 30, 2002. The increase was due to higher engineering costs associated with deterring theft of the DIRECTV signal and higher costs to support the increased number of local channel offerings.

General and Administrative Expenses.    General and administrative expenses decreased slightly to $236.5 million for the six months ended June 30, 2003 from $237.5 million for the first six months of 2002 due primarily to lower bad debt expense resulting from improved customer collections, partially offset by higher compensation costs for such items as pension and higher legal costs.

Operating Profit Before Depreciation and Amortization.    Operating Profit Before Depreciation and Amortization and Operating Profit Before Depreciation and Amortization margin increased to $555.2 million and 15.8% for the six months ended June 30, 2003 from $250.3 million and 8.3% for the six months ended June 30, 2002. The increase was primarily attributable to additional profit resulting from the higher revenues discussed above.

Depreciation and Amortization Expense.    Depreciation and amortization expense increased to $248.5 for the first six months of 2003 from $181.1 million for the first six months of 2002. The increase was mostly due to the fourth quarter 2002 reinstatement of amortization expense related to intangible assets in accordance with the Financial Accounting Standards Board, or FASB, Emerging Issues Task Force, or EITF, Issue No. 02-17 “Recognition of Customer Relationship Intangible Assets Acquired in a Business Combination.” See Note 4 to the unaudited consolidated financial statements for further discussion. Also contributing to the increase was higher depreciation for capital additions, including our DIRECTV-5 satellite launched in May 2002.

Operating Profit.    Operating profit for the six months ended June 30, 2003 increased $237.5 million to $306.7 million from $69.2 million for the six months ended June 30, 2002. The increase was primarily attributable to additional profit resulting from the higher revenues discussed above, partially offset by higher depreciation and amortization expense.

Interest Expense, Net.    Interest expense, net was $86.5 million for the six months ended June 30, 2003 compared to $54.8 million for the six months ended June 30, 2002. The increase was attributable to interest associated with our first quarter 2003 financing transactions discussed below. The increase was partially offset by $12.0 million of interest expense in 2002 associated with a settlement with General Electric Capital Corporation for which there was no comparable expense in 2003 and about $10.0 million lower interest expense due to lower long-term obligations, including above-market programming contracts and manufacturer subsidies.

Other Loss, Net.    Other loss, net was $4.0 million for the first six months of 2003 compared to $0.3 million for the first six months of 2002.

Income Tax Expense.    Income tax expense was $81.1 million for the first six months of 2003 compared to $5.3 million for the first six months of 2002. The tax expense increased due to the increase in pre-tax earnings generated in the current year.

Net Income.    Net income increased by $126.3 million to $135.1 million for the first six months of 2003 from $8.8 million for the first six months of 2002.

Liquidity and Capital Resources

Historically, our net cash requirements were funded by capital contributions from Hughes. Since the completion of our financing transactions in the first quarter of 2003, we have funded our cash requirements from cash generated by operations. We expect to generate about $70.0 million of cash from operations, net of cash used for investing activities, for the remainder of 2003. We expect to fund our future cash requirements from cash on-hand, cash generated by operations and additional borrowings under the revolving loan portion of the senior secured credit facility, as needed. We have up to $250.0 million of borrowing capacity under the revolving loan to fund our operations. The cash proceeds from the offering of the senior notes and the initial borrowings under the term loan portions of the senior secured credit facility, net of estimated debt issuance costs, were $2,558.5 million, which amount was distributed to Hughes in the first quarter of 2003. We may make additional distributions to Hughes from time to time to the extent permitted by the terms of the documents governing our indebtedness. Currently, we expect to draw and distribute the $200.0 million undrawn portion of the Term Loan A to Hughes by December 2003. At June 30, 2003, we had cash and cash equivalents of $324.5 million, compared to $14.1 million at December 31, 2002.

The $310.4 million increase in cash during the first six months of 2003 resulted mostly from $414.4 million of cash provided by operations, partially offset by $110.1 million of expenditures for satellites, property and equipment.

As a measure of liquidity, the current ratio was 1.02 at June 30, 2003 compared to 0.87 at December 31, 2002. Working capital improved to $23.5 million at June 30, 2003 from a deficit of $166.6 million at December 31, 2002 due mostly to the increase in cash, which was partially offset by a decrease in prepaid expenses and other and accounts receivable.

We believe that our cash on-hand, future cash flows and amounts available to us under the revolving portion of our senior secured credit facility will be sufficient to fund our operations for the foreseeable future. However, several factors may affect our ability to fund our operations. For instance, our ability to borrow under the senior secured credit facility is contingent upon our meeting financial and other covenants, which are described below.

In addition, our future cash flows may be reduced if our operations suffer due to increased subscriber turnover or retention costs, satellite malfunction or signal theft, among other things. If our cash on-hand, future cash flows or our senior secured credit facility are insufficient to meet our cash requirements, we would need to raise additional capital. We cannot assure you that additional financing will be available to us from our Parent, third parties, or the capital markets on acceptable terms, or at all, if needed in the future.

Notes Payable.    On February 28, 2003, DIRECTV Holdings and DIRECTV Financing Co., Inc. (“DIRECTV Financing” and, together with DIRECTV Holdings, the “Co-Issuers”) issued $1,400.0 million in senior notes due in 2013 in a private placement transaction. The ten-year senior notes bear interest at 8.375%. Principal on the senior notes is payable upon maturity, while interest is payable semi-annually beginning September 15, 2003. The senior notes have been fully and unconditionally guaranteed, jointly and severally, by each of DIRECTV Holdings’ domestic subsidiaries (other than DIRECTV Financing) (the “Guarantor Subsidiaries”) on a senior secured basis. The amount of interest accrued related to the senior notes was $39.4 million at June 30, 2003. The Co-Issuers and the Guarantor Subsidiaries entered into a registration rights agreement with the initial purchasers of the senior notes, which requires the Co-Issuers and the Guarantor

Subsidiaries to file an exchange offer registration statement relating to the senior notes. Pursuant to the registration rights agreement, the Co-Issuers and the Guarantor Subsidiaries filed an exchange offer registration statement on Form S-4 with the SEC on June 26, 2003. Once the exchange offer registration statement becomes effective and the exchange offer begins, the existing holders of the senior notes will be offered the opportunity to participate in the exchange offer on the terms and conditions specified in the exchange offer registration statement and exchange their existing senior notes for registered notes with identical terms, except that the registered notes will have been registered under the Securities Act of 1933, as amended, and will not bear the legends restricting their transfer.

Credit Facilities.    On March 6, 2003, we also entered into a $1,675.0 million senior secured credit facility. The senior secured credit facility is comprised of a $375.0 million Term Loan A, of which $175.0 million was outstanding at June 30, 2003, a $1,050.0 million Term Loan B, which was fully drawn as of June 30, 2003, and a $250.0 million revolving credit facility, which was undrawn at June 30, 2003. All borrowings under the senior secured credit facility initially bear interest at a rate per annum equal to the London Interbank Offered Rate (“LIBOR”) plus 3.50% (4.750% at June 30, 2003). The revolving credit facility and the Term Loan A each have terms of five years, and the Term Loan B matures in 2010. Principal payments under the Term Loan A are due in varying amounts from 2004 to 2008. Principal payments under the Term Loan B are due primarily in 2008 to 2010. The senior secured credit facility is secured by substantially all of our assets and is fully and unconditionally guaranteed, jointly and severally, by the Guarantor Subsidiaries and DIRECTV Financing. The amount of interest accrued related to the senior secured credit facility was $12.9 million at June 30, 2003.

On August 5, 2003, the $1,050.0 million Term Loan B was replaced with a new $1,225.0 million Term Loan B-1. The $175.0 million of additional borrowings were used to repay the $175.0 million outstanding under the Term Loan A. The terms of the Term Loan B-1 are the same as the Term Loan B, except that the Term Loan B-1 initially bears interest at a rate that is 0.75% lower than Term Loan B (LIBOR plus 2.75%), which can be further reduced if certain conditions are met. As a result, $200.0 million and $250.0 million remain available under the Term Loan A and revolving credit facility, respectively.

Covenants and Restrictions.    Under the senior notes and senior secured credit facility, we are required to maintain certain financial covenants and are also subject to significant restrictive covenants. These covenants restrict the Co-Issuers and the Guarantor Subsidiaries’ ability to, among other things, (i) incur additional indebtedness, (ii) place liens upon assets, (iii) make distributions, (iv) pay dividends or make certain other restricted payments and investments, (v) consummate asset sales, (vi) enter into certain transactions with affiliates, (vii) conduct businesses other than our current or related businesses, (viii) merge or consolidate with any other person, (ix) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets, (x) make voluntary prepayments of certain debt (including any repayment of the senior notes), and (xi) make capital expenditures. Should we fail to comply with its covenants, all or a portion of our borrowings under the senior notes and senior secured credit facility could become immediately payable. At June 30, 2003, we were in compliance with all such covenants.

Commitments and Contingencies

Litigation.    See Hughes’ Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC on March 11, 2003, Hughes’ Quarterly Report on Form 10-Q for the period ended March 31, 2003 filed with the SEC on May 8, 2003 and Hughes’ Quarterly Report on Form 10-Q for the period ended June 30, 2003 filed with the SEC on August 8, 2003 for discussion of material pending legal proceedings involving DIRECTV Holdings LLC, or DIRECTV. Also, for further information, refer to Note 8 to our unaudited consolidated financial statements included in this filing.

Other.    We use in-orbit and launch insurance to mitigate the potential financial impact of satellite fleet in-orbit and launch failures unless the premium costs are considered uneconomic relative to the risk of satellite failure. The insurance generally covers the unamortized book value of covered satellites. The insurance generally does not compensate for business interruption or loss of future revenues or customers. We rely on in-orbit spare satellites and excess transponder capacity at key orbital slots to mitigate the impact of satellite failure on our ability to provide service. At June 30, 2003, the book value of satellites not insured amounted to $445.9 million.

At June 30, 2003, minimum future commitments under noncancelable operating leases having lease terms in excess of one year were primarily for real property and aggregated $124.7 million, payable as follows: $22.4 million for the remainder of 2003, $29.8 million in 2004, $23.2 million in 2005, $17.8 million in 2006, $16.5 million in 2007 and $15.0 million thereafter. Certain of these leases contain escalation clauses and renewal or purchase options. Rental expenses under operating leases was $15.4 million and $13.8 million for the six months ended June 30, 2003 and 2002, respectively.

Minimum payments under our current contractual commitments, which include agreements for programming, manufacturer subsidies, telemetry, tracking and control services, and the cost of planned satellite construction and launch are anticipated to be approximately $292.1 million for the remainder of 2003, $368.9 million in 2004, $278.3 million in 2005, $412.8 million in 2006, $617.2 million in 2007 and $352.4 million thereafter.

Including the senior notes and senior secured credit facility described above, our notes payable and credit facilities mature as follows: $26.9 million in 2004; $48.8 million in 2005; $54.3 million in 2006; $70.7 million in 2007; and $2,424.3 million thereafter.

Certain Relationships and Related Party Transactions

PanAmSat.    We purchase telemetry, tracking and control services for our satellites, other than DIRECTV 5 and DIRECTV 6, from PanAmSat Corporation, or PanAmSat, which is an approximately 81% owned subsidiary of Hughes. Our agreement with PanAmSat for these services for DIRECTV 4S continues until DIRECTV 4S is retired from service. Our agreement with respect to our other satellites serviced by PanAmSat expires at the earlier of a satellite’s retirement or ten years after date of completion of in-orbit testing for such satellite. We also have operational agreements with PanAmSat for in-orbit testing services as well as operational policies regarding our satellites. These costs are recorded in “Broadcast operations expenses” in the consolidated statements of operations and any amounts due to PanAmSat are recorded in “Accounts payable and accrued liabilities” in the consolidated balance sheets. Amounts payable to PanAmSat were $0.1 million at June 30, 2003 and no amounts were payable at December 31, 2002.

Hughes Network Systems.    We purchase DIRECTV® receiving equipment from Hughes Network Systems, Inc., or HNS, a subsidiary of Hughes, and provide DIRECTV access cards to HNS. The cost of DIRECTV receiving equipment purchased from HNS is recorded in inventory and recognized as a subscriber acquisition cost when shipped to subscribers, or carried as a fixed asset when leased by a subscriber. Amounts paid to HNS for DIRECTV receiving equipment are not necessarily indicative of the cost to purchase the receiving equipment from third parties. DIRECTV system access cards provided to HNS are recorded as “Revenues” in the consolidated statements of operations. No DIRECTV system access cards were provided to HNS by us prior to 2000. Amounts due to HNS were $9.9 million and $23.2 million at June 30, 2003 and December 31, 2002, respectively and are recorded in “Accounts payable and accrued liabilities” or “Other Liabilities and Deferred Credits” in the consolidated balance sheets. At June 30, 2003 and December 31, 2002, the amount receivable from HNS was $1.7 million and $2.7 million, respectively.

Transfer of Certain Securities to Hughes.    During the first quarter of 2003, we distributed to Hughes all of our marketable equity investments. The distribution was a transfer of assets by entities under common control and was reflected at our cost basis as a capital distribution to Parent. These investments, which included our equity investments in Crown Media Holdings, Inc., TiVo Inc. and XM Satellite Radio Holdings, Inc., had an aggregate book value of $52.6 million at the date of transfer.

Income Taxes.    DIRECTV and Hughes join in the filing of a consolidated U.S. federal income tax return with GM.

Our tax sharing agreement with Hughes was amended as of February 28, 2003 as a result of our financing transactions. The agreements were amended to permit us to utilize tax losses incurred subsequent to February 27, 2003 to reduce our tax liability in future periods.

Income taxes are determined based upon our tax sharing agreement with Hughes, which generally provides that the current income tax liability or receivable be computed as if we were a separate taxpayer, however, tax losses incurred prior to February 28, 2003, and not utilized to reduce our tax liability in the period in which such losses originated are not available to reduce our tax liability in future periods.

Losses that we generate provide tax benefits to Hughes that are recognized by us and Hughes in our respective financial statements. The tax benefits attributable to such losses were transferred to Hughes in non-cash transactions and recorded as a net capital contribution to Parent.

Use of Estimates in the Preparation of the Consolidated Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates, judgments and assumptions that affect amounts reported therein. Management bases its estimates, judgments and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in those estimates. The following represent what we believe are the critical accounting policies that may involve a higher degree of estimation, judgment and complexity. For a summary of all our accounting policies, including those discussed below, see Note 2 to the consolidated financial statements and notes thereto for the year ended December 31, 2002 included in Hughes’ Current Report on Form 8-K filed with the SEC on February 26, 2003.

Valuation of Long-Lived Assets.    We evaluate the carrying value of long-lived assets to be held and used, other than goodwill and intangible assets with indefinite lives, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for the cost of disposal. Changes in estimates of future cash flows vary and could result in a write-down of the asset in a future period.

Valuation of Goodwill and Intangible Assets with Indefinite Lives.    We evaluate the carrying value of goodwill and intangible assets with indefinite lives on an annual basis, and when events and circumstances warrant such a review in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” We use estimates of fair value to determine the amount of impairment, if any, of recorded goodwill and intangible assets with indefinite lives. Fair value is determined primarily using the estimated future cash flows associated with the asset under review, discounted at a rate commensurate with the risk involved. Changes in estimates of future cash flows could result in a write-down of the asset in a future period.

Reserves for Doubtful Accounts.    Management estimates the amount of required reserves for the potential non-collectibility of accounts receivable based upon past experience of collection and consideration of other relevant factors. However, past experience may not be indicative of future collections and therefore additional charges could be incurred in the future to reflect differences between estimated and actual collections.

Contingent Matters.    A significant amount of management estimate is required in determining when, or if, an accrual should be recorded for a contingent matter and the amount of such accrual, if any. Estimates are developed in consultation with outside counsel and are based on an analysis of potential outcomes. Due to the uncertainty of determining the likelihood of a future event occurring and the potential financial statement impact of such an event, it is possible that upon further development or resolution of a contingent matter, a charge could be recorded in a future period that would be material to our consolidated results of operations and financial position.

New Accounting Standards

On February 1, 2003, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” (“FIN 46”). FIN 46 requires the consolidation of a variable interest entity (“VIE”) where an equity investor achieves a controlling financial interest through arrangements other than voting interests, and it is determined that the investor will absorb a majority of the expected losses and/or receives the majority of residual returns of the VIE. An entity is deemed a VIE if by intention, the equity investment at risk by the investor is insufficient to permit the VIE to finance its activities without additional subordinated financial support, and under certain other circumstances. The determination as to whether an investment is an investment in a VIE is based on the circumstances on the date of investment or when certain events occur that would indicate a potential change in a previous determination. The adoption of FIN 46 did not have a material impact on our results of operations or financial position.

In November 2002, the EITF reached a consensus on Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the related revenues should be measured and allocated to the separate units of accounting. EITF Issue No. 00-21 will apply to revenue arrangements entered into after June 30, 2003; however, upon adoption, the EITF allows the guidance to be applied on a retroactive basis, with the change, if any, reported as a cumulative effect of accounting change in the consolidated statement of operations. The adoption of EITF Issue No. 00-21 on July 1, 2003, as required, is not expected to have a material impact on our results of operations or financial position.

Market Risk Disclosure

The following discussion and the estimated amounts generated from the sensitivity analyses referred to below include forward-looking statements of market risk which assume for analytical purposes that certain adverse market conditions may occur. Actual future market conditions may differ materially from such assumptions because the amounts noted below are the result of analyses used for the purpose of assessing possible risks and the mitigation thereof. Accordingly, the forward-looking statements should not be considered projections by us of future events or losses.

Interest Rate Risk.    We are subject to interest rate risk related to our outstanding debt. As of June 30, 2003, our $2,625.0 million of total debt consisted of $1,400.0 million of fixed rate borrowings and variable rate borrowings of $1,225.0 million. Outstanding borrowings bore interest rates ranging from 4.75% to 8.37% at June 30, 2003. We are subject to fluctuating interest rates, which may adversely impact our consolidated results of operations and cash flows for our variable rate bank borrowings. Also, to the extent interest rates increase, our cost of financing could increase at such time that fixed rate debt matures and is refinanced. As of June 30, 2003, the hypothetical impact of a one percentage point increase in interest rates related to our outstanding variable rate debt would be to increase annual interest expense by approximately $12 million.

Security Ratings

Debt ratings by the various rating agencies reflect each agency’s opinion of the ability of issuers to repay debt obligations as they come due. Ratings below Baa3 and BBB- denote sub-investment grade status for

Moody’s Investor Services, or Moody’s, and Standard and Poor’s, or S&P, respectively. Ratings in the Ba/BB range generally indicate moderate protection of interest and principal payments, potentially outweighed by exposure to uncertainties or adverse conditions. Ratings in the B range generally indicate that the obligor currently has financial capacity to meet its financial commitments but there is limited assurance over any long period of time that interest and principal payments will be made or that other terms will be maintained. In general, lower ratings result in higher borrowing costs. A security rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

On April 9, 2003, Moody’s affirmed its stable outlook and Ba3 senior implied rating for DIRECTV. The ratings action followed the announcement of News Corporation transactions. The affirmation is based upon Moody’s expectation that the acquisition will not have a material impact on our credit metrics. On February 19, 2003, Moody’s assigned a Ba2 senior secured rating to our senior secured credit facilities and a B1 senior unsecured rating to our $1.4 billion senior unsecured notes. Moody’s has also assigned a Ba3 senior implied and a B2 issuer rating to DIRECTV. Moody’s assigned a stable outlook to DIRECTV’s ratings. The rating outlook presumed diminishing capital and investment requirements, combined with operating profit improvement to generate eventual free cash flow, and therefore the ratings were considered to be moderately prospective.

On February 12, 2003, S&P assigned a BB- rating to our senior secured credit facilities and a B rating to our $1.4 billion senior unsecured notes. The ratings were placed on Credit Watch with positive implications, based on S&P’s assessment of the likelihood that Hughes or DIRECTV could be acquired by an entity with higher credit quality than Hughes’ B+ corporate credit rating.

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